EXHIBIT 99.1

Educational Development Corporation Announces Unaudited Record Net Revenues for April 2015

TULSA, Okla., May 7, 2015 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports record net revenues for the month of April 2015 (unaudited).

Randall White, CEO of Educational Development Corporation, announces record net revenues for the month of April 2015, an increase of 36% over April 2014. This follows record net revenues for the month of March 2015 which had an increase of 34% over March 2014. The Company was led by the Home Business division, Usborne Books & More, which recorded a 58% increase in net revenues in March 2015 compared to March last year and a 47% increase in net revenues for April 2015 compared to April last year.

Audited financial results for fiscal year ended February 2015 will be released in three weeks, but Mr. White announces that unaudited preliminary results for the fiscal year end indicate marked improvement in pre-tax earnings. The Company reported a net loss of $.08 per share in the fourth quarter last fiscal year and expects to report positive net earnings for the fourth quarter this fiscal year.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with new additions twice per year.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522